Exhibit 5.1

515 E. Las Olas Boulevard, Suite 1200 | Ft. Lauderdale, FL 33301 | T 954.525.1000 | F 954.463.2030

Holland & Knight LLP | www.hklaw.com

July 21, 2014

The KEYW Holding Corporation

7740 Milestone Parkway, Suite 400

Hanover, MD 21076

Re:	The KEYW Holding Corporation
Registration Statement on Form S-3 (File No. 333-195458)

Ladies and Gentlemen:

We have acted as counsel to The KEYW Holding Corporation, a Maryland corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3, file no. 333-195458 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), the prospectus included therein (the “Base Prospectus”), the prospectus supplement, dated July 16, 2014, filed with the Commission on July 16, 2014, pursuant to Rule 424(b) of the Act (the “Prospectus Supplement”), and the offering by the Company pursuant thereto of $130,000,000 aggregate principal amount of the Company’s 2.50% of Convertible Senior Notes due 2019 (the “Notes”) and the option to purchase up to $19,500,000 principal amount of additional Notes solely to cover over-allotments, and shares of the Company’s common stock, $0.001 par value per share, issuable upon conversion of the Notes (the “ Conversion Shares”).

Pursuant to the Registration Statement, the Company has issued the Notes which will be sold to RBC Capital Markets, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters (collectively, the “Representatives”), pursuant to that certain Underwriting Agreement, dated as of July 16, 2014, among the Company and the Representatives.

The Notes have been issued in the form set forth in the Indenture, dated as of July 21, 2014 (the “Base Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), and the First Supplemental Indenture dated as of July 21, 2014, between the Company and the Trustee (the “Supplemental Indenture,” together with the Base Indenture, the “Indenture”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, the First Supplemental Indenture, and the Notes and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

The opinions expressed below are limited to the laws of the State of Maryland, the laws of the State of New York and the federal laws of the United States (the “Applicable Law”). Therefore, we express no opinion concerning matters governed by the laws of any other jurisdictions or the effects of such laws upon the transactions of the type covered by the Registration Statement, the Base Prospectus and the Prospectus Supplement.

Based on such examination, we are of the opinion that:

1. The Notes have been validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. The Conversion Shares issuable upon conversion of the Notes have been duly authorized and reserved and when the applicable conversion right has been duly exercised in accordance with the terms of the Notes and the Indenture, and the Conversion Shares have been issued and delivered upon such exercise in accordance with the terms of the Notes and the Indenture, the Conversion Shares will be validly issued, fully paid and nonassessable.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Form 8-K incorporated by reference in the Registration Statement, the Base Prospectus and the Prospectus Supplement. We also consent to the reference to our firm under the caption “Legal Matters” in the Base Prospectus and Prospectus Supplement which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in Applicable Law.

Very truly yours, /s/ HOLLAND & KNIGHT LLP HOLLAND & KNIGHT LLP